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Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

DAVID W. SPAINHOUR and JAY D. SMITH certify that:

1.
They are the President and the Secretary, respectively, of PACIFIC CAPITAL BANCORP, a California corporation.

2.
Article THIRD of the Articles of Incorporation is hereby amended to read as follows:

  "THIRD: AUTHORIZED STOCK

  This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock' and "Preferred Stock.' The total number of shares which the Corporation is authorized to issue is 61,000,000 shares, without par value, of which 60,000,000 shares shall be Common Stock, without par value, and 1,000,000 shares shall be Preferred Stock, without par value.

  The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon a wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series should be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series."

3.
The foregoing provision of the Articles of Incorporation has been duly approved by the Board of Directors.

4.
The foregoing provision of the Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 of the California Corporations Code. The total number of shares of this Corporation outstanding and entitled to vote on the foregoing amendment is 24,212,782. The number of shares voting in favor of approving the foregoing amendment of the Articles of Incorporation was 12,130,603 shares. The total number of shares voting in favor of the foregoing amendment of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of the outstanding shares of Common Stock.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct to our knowledge. Executed at Santa Barbara, California on this 28th day of MAY , 1999.

/s/ DAVID W. SPAINHOUR David W. Spainhour, President	/s/ JAY D. SMITH Jay D. Smith, Secretary

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  Exhibit 3.4
CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION